Exhibit 4.2

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Instrument”), dated as of June 12, 2013, is by and among Best Buy Co., Inc., a Minnesota corporation (the “Issuer”), Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Resigning Trustee”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”).  Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, pursuant to an indenture dated as of March 11, 2011, as supplemented by a supplemental indenture dated March 11, 2011 (collectively, the “Indenture”), entered into by the Issuer and the Resigning Trustee, the Issuers issued $350,000,000 in aggregate principal amount of their 3.750% notes due 2016 and $650,000,000 in aggregate principal amount of their 5.500% notes due 2021 (collectively, the “Notes”);

WHEREAS, the Issuer appointed the Resigning Trustee as the Trustee, Paying Agent, and Security Registrar under the Indenture;

WHEREAS, there is presently issued and outstanding $1,000,000,000 in aggregate principal amount of Notes;

WHEREAS, Section 610 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Issuer and Section 611 of the Indenture provides the resignation under Section 610 of the Indenture shall not become effective until the acceptance of appointment of a successor trustee in accordance with the applicable requirements of Section 611 of the Indenture;

WHEREAS, the Resigning Trustee desires to resign as Trustee, Paying Agent, and Security Registrar under the Indenture, and the Issuer desires to appoint the Successor Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture to succeed the Resigning Trustee in each of such capacities under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Paying Agent, and Security Registrar under the Indenture;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee.  The Resigning Trustee hereby resigns as Trustee, Paying Agent, and Security Registrar under the Indenture as of the opening of business on June 24, 2013 ( “Effective Date”).  The Issuer accepts the resignation of the Resigning Trustee as Trustee, Paying Agent, and Security Registrar, and hereby appoints the Successor Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture as of the opening of the business on the Effective Date.  The Issuer hereby acknowledges that, as of the opening of business on the Effective Date, the Successor Trustee shall be the Trustee under the Indenture and shall hold all rights, powers, trusts, privileges, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture.

2.
Issuer Representations and Warranties.  The Issuer represents and warrants to the Successor Trustee as of the date hereof and as of the Effective Date:

a.          It is duly organized and validly existing; and

b.          It has duly authorized the execution and delivery of this Instrument.

3.
Resigning Trustee Representations and Warranties.  The Resigning Trustee hereby represents and warrants to the Successor Trustee as of the date hereof and as of the Effective Date:

a.          No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the knowledge of the Trust Officer who is signing this document, by the holders of the percentage in aggregate principal amount of Notes required by the Indenture to effect any such waiver;

b.          There is no action, suit or proceeding pending or, to the knowledge of the Trust Officer who is signing this document, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture;

c.          Resigning Trustee shall endeavor to deliver to Successor Trustee, as of or immediately after the Effective Date hereof, to the extent available, all of the documents listed in Exhibit A hereto;

d.          The execution and delivery of this Instrument has been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee’s legal, valid, binding and enforceable obligation; and

e.          The Resigning Trustee certifies that $1,000,000,000 in principal amount of Notes is outstanding and interest is current.

4.
Successor Trustee Representation and Warranty.  The Successor Trustee represents and warrants to the Resigning Trustee and the Issuer that, as of the date hereof and as of the Effective Date, the Successor Trustee is eligible to serve as Trustee under Article VI of the Indenture.

5.
Assignment etc. by Resigning Trustee.  Effective on the opening of business on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee under the Indenture, upon the trusts expressed in the Indenture, all rights, powers, trusts, privileges, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture, and effective as of such date does hereby pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture.

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6.
Acceptance by Successor Trustee and Notices.  This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on the Effective Date, including the resignation of the Resigning Trustee as Paying Agent and the appointment of the Successor Trustee as Paying Agent under the Indenture.  The Successor Trustee will perform said rights, powers and duties upon the terms and conditions set forth in the Indenture.  On the Effective Date, the Issuer shall cause a notice of which the form is annexed hereto as Exhibit B to be sent to each holder of the Notes.  The Resigning Trustee and the Successor Trustee agree to send all required notices related to this Instrument, including but not limited to the notice requirements with respect to a registered transfer agent under Rule 17Ad-16 of the Securities and Exchange Act of 1934, as amended, which notice shall be sent as of the date hereof.

7.
Additional Documentation.  The Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, trusts, privileges, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

8.
Choice of Laws.  This Instrument shall be governed by the laws of the State of New York.

9.
Counterparts.  This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all counterparts shall constitute but one Instrument.

10.
Survival of Issuer’s Obligations to Resigning Trustee.  Notwithstanding the resignation of the Resigning Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture, the Issuer shall remain obligated under the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior service as Trustee, Paying Agent, and Security Registrar as provided in the Indenture, and nothing contained in this Instrument shall in any way abrogate the obligations of the Issuer to the Resigning Trustee under the Indenture or any lien created in favor of the Resigning Trustee thereunder.

11.
Notices.  All notices, whether faxed or mailed, will be deemed received in accordance with Section 105 of the Indenture to the following:

TO THE SUCCESSOR TRUSTEE:

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107
Attention: Donald T. Hurrelbrink
Telecopy: (651) 466-6308

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TO THE RESIGNING TRUSTEE:

Wells Fargo Bank, N.A.
625 Marquette Avenue
MAC N9311-110
Minneapolis, Minnesota 55402
Attention: Rick Prokosch

THE ISSUER:

Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423
Attention: Treasurer

12.          Effectiveness.  This Instrument shall be effective as of the date hereof and the resignations, appointment and acceptance effected hereby shall be effective as of the opening of business on the Effective Date.

[Remainder of page left intentionally blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

BEST BUY CO., INC., as Issuer

By:	/s/ Chris Gould
Name: Chris Gould
Its Vice President Finance & Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Successor Trustee

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Its Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Resigning Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Its Vice President

EXHIBIT A

Documents to be delivered by Resigning Trustee to Successor Trustee as to the Indenture:

1.
Copy of the Indenture.

2.
Certified list of noteholders as of the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered noteholders, the computer tape reflecting the identity of such noteholders).

3.
Copies of any official notices sent by the Trustee to all the holders of the Notes pursuant to the terms of the Indenture during the past twelve months.

4.
Such other nonconfidential, unprivileged documents or information as the Successor Trustee may request on or after the Effective Date.

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EXHIBIT B

[Best Buy Co., Inc. letterhead]

Notice to holders of $350,000,000 in aggregate principal amount of 3.750% notes due 2016 and $650,000,000 in aggregate principal amount of 5.500% notes due 2021 (collectively, the “Notes”) issued by Best Buy Co., Inc. (the “Issuer”):

We hereby notify you of the resignation of Wells Fargo Bank, N.A., as Trustee under the Indenture, dated as of March 11, 2011, as supplemented by the Supplemental Indenture of the same date, pursuant to which the above-referenced Notes were issued and are outstanding.

We have appointed U.S. Bank National Association, whose Corporate Trust Office is located at 60 Livingston Avenue, St. Paul, Minnesota 55107, as successor Trustee under the Indenture, which appointment has been accepted and become effective on the opening of business as of the date hereof.

Dated: June 24, 2013

[Name]
[Position]
Best Buy Co., Inc.

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